EX.99.h.1.a

November 15, 2017

Alan Goodson

Aberdeen Asset Management Inc.

1735 Market St.

32nd Floor

Philadelphia PA, 19103

VIA HAND DELIVERY

Dear Mr. Goodson,

Reference is made to the Administration Agreement made between Aberdeen Funds and Aberdeen Asset Management Inc. (the “Administrator”) dated as of February 7, 2008, as amended and supplemented (the “Agreement”).  This letter is to provide notice that the Board of Trustees approved changing the name of the Aberdeen Equity Long-Short Fund to “Aberdeen Focused U.S. Equity Fund” effective on November 15, 2017.   Additionally, on November 21, 2016, the Aberdeen Global Natural Resources Fund reorganized into the Aberdeen Global Equity Fund, each a series of the Trust.

The foregoing changes are reflected in the attached amended and restated Exhibit B to the Agreement, to be effective November 15, 2017.

Please indicate your acceptance of the foregoing by executing this letter and the attached Exhibit B.

Sincerely,

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

Acknowledged by:

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name: Alan Goodson
Title: Vice President

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Fee Schedule

Effective June 1, 2010

As amended effective November 15, 2017*

Fees

The Trust shall pay fees to the Administrator, as set forth in the schedule directly below, for the provision of services covered by this Agreement. Fees will be computed daily and payable monthly at an annual rate based on the aggregate amount of the Trust’s average daily net assets. The Trust will also be responsible for out-of-pocket expenses (including, but not limited to, the cost of the pricing services that the Administrator utilizes and any networking fees paid as out-of-pocket expenses) reasonably incurred by the Administrator and in providing services to the Trust.  All fees and expenses shall be paid by the Trust to the Administrator on behalf of the Administrator.

Aggregate Fee as a
Fund Asset Level	Percentage of Fund Net Assets
All Assets	0.08%

The asset-based fees are subject to an annual minimum fee equal to the number of Funds multiplied by $25,000.  If the asset-based fees do not meet the annual minimum, the amount needed to meet the minimum will be paid by the Funds on a pro rata basis, according to each Fund’s average net assets.

Funds of the Trust

Aberdeen Global Equity Fund

Aberdeen China Opportunities Fund

Aberdeen Emerging Markets Fund

(formerly, Aberdeen Emerging Markets Institutional Fund)

Aberdeen International Equity Fund

Aberdeen Focused U.S. Equity Fund

(formerly, Aberdeen Equity Long-Short Fund)

Aberdeen Dynamic Allocation Fund

(formerly, Aberdeen Optimal Allocations Fund: Moderate Growth)

Aberdeen Diversified Income Fund

(formerly, Aberdeen Optimal Allocations Fund: Moderate)

Aberdeen Diversified Alternatives Fund

(formerly, Aberdeen Optimal Allocations Fund: Specialty)

Aberdeen U.S. Small Cap Equity Fund

(formerly, Aberdeen Small Cap Fund)

Aberdeen International Small Cap Fund

(formerly, Aberdeen Global Small Cap Fund)

Aberdeen Asia Pacific (ex-Japan) Equity Fund

Aberdeen Global Unconstrained Fixed Income Fund

(formerly, Aberdeen Global Fixed Income Fund)

Aberdeen Asia Bond Fund

Aberdeen Tax-Free Income Fund

Aberdeen U.S. Multi-Cap Equity Fund

(formerly, Aberdeen U.S. Equity Fund)

Aberdeen Emerging Markets Debt Fund

Aberdeen Japanese Equities Fund

Aberdeen U.S. Mid Cap Equity Fund

ABERDEEN FUNDS

By:	/s/ Lucia Sitar
Name: Lucia Sitar
Title: Vice President

ABERDEEN ASSET MANAGEMENT INC.

By:	/s/ Alan Goodson
Name: Alan Goodson
Title: Vice President